Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Department 56, Inc. and subsidiaries on Form S-8 of our report dated March 1, 2004 appearing in the Annual Report on Form 10-K of Department 56, Inc. and subsidiaries for the year ended January 3, 2004.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Minneapolis, Minnesota

August 13, 2004